Exhibit 2.6

Execution Version

CLOSING AGREEMENT

This Closing Agreement (this “Agreement”), dated as of April 7, 2016, is made and entered into by and between Gastar Exploration Inc., a Delaware corporation (“Seller”), and TH Exploration II, LLC, a Texas limited liability company (as successor-in-interest to THQ Appalachia I, LLC, a Delaware limited liability Company) (“Buyer”). Seller and Buyer are collectively referred to herein as the “Parties” and each, individually, as a “Party.”  Capitalized terms used but not defined in this Agreement have the meanings given to such terms in the PSA (as hereinafter defined).

WHEREAS, Seller and THQ Appalachia I, LLC entered into that certain Purchase and Sale Agreement dated as of February 19, 2016 and effective as of 7:00 a.m. Houston time on January 1, 2016 (as amended, restated or modified from time to time, the “PSA”);

WHEREAS, the Parties desire to memorialize their agreement regarding certain matters pursuant to the PSA as more specifically set forth in this Agreement.

NOW, THEREFORE, in consideration of the Closing of the transaction contemplated under the PSA and of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Amendments to the PSA.

(a)“SEI Agreements”.  The reference to “that certain letter agreement between Gastar Exploration Inc. and Williams Ohio Valley Midstream LLC dated June 1, 2014” in the definition of “SEI Agreements” is hereby deleted and replaced in its entirety with the following: “that certain letter agreement by and among Gastar Exploration Inc., Atinum Marcellus I LLC and Williams Ohio Valley Midstream LLC dated June 1, 2014.”

(b)“Designated Liabilities”.  The defined term “Designated Liabilities” is here by amended by deleting the period at the end of such defined term and replacing it with the following: “and (ix) that certain suit filed in the Marshall County Circuit Court styled as DWG Oil & Gas Acquisitions, LLC v. Southern Country Farms, Inc., et al. and Wanda Channing, et al. v. Gastar Exploration USA, Inc., Civil Action No.: 14-C-22 (David W. Hummel, Jr.) and/or that certain Settlement Agreement and Release dated as of June 17, 2014 by and among Seller, Wanda Channing, Darald L. Channing, James A. Channing and Wayne E. Channing.”

(c)Section 2.02 and Section 7.10.  The reference to “Marshall, Wetzel, Doddridge, Harrison, Lewis, Marion, and Monongalia Counties, West Virginia and Greene, Butler, Fayette, Somerset, and Clearfield Counties, Pennsylvania” in Section 2.02(a), the final paragraph of Section 2.02 and Section 7.10 is hereby deleted and replaced in its entirety with the following: “Marshall, Wetzel, Doddridge, Harrison, Lewis, Marion, Monongalia, Tyler, and Pleasants Counties, West Virginia and Greene, Butler, Fayette, Somerset, and Clearfield Counties, Pennsylvania.”

(d)Section 2.02(d).  Section 2.02(d) is hereby deleted and replaced in its entirety with the following:

2.02(d). to the extent that they may be assigned, all Permits, licenses, servitudes, easements, surface leases, rights-of-way and other surface rights appurtenant to, or used or held for use primarily in connection with the ownership or operation of any of the Leases, Wells, Units or other Assets, including those listed on Exhibit A – Part 3, and those certain rights-of-way located in Pleasants County, West Virginia (as further described in Exhibit A – Part 3);

(e)Exhibit A-Part 4.  Exhibit A – Part 4 of the PSA is hereby deleted and replaced in its entirety by Exhibit A – Part 4 attached hereto.

(f)Schedule 6.01(d).  Schedule 6.01(d) of the PSA is hereby deleted and replaced in its entirety by Schedule 6.01(d) attached hereto.

(g)Section 9.02(b)(viii).  Section 9.02(b)(viii) of the PSA is hereby deleted in its entirety.

(h)Section 9.04(g).  Section 9.04(g) of the PSA is hereby deleted in its entirety.

(i)Section 9.06.   A new Section 9.06 is hereby added to the PSA and shall read as follows:

On or prior to May 31, 2016, deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the end of the March 2016 production month, for delivery by Buyer to the purchasers of production.

(j)Section 9.02(b)(vii).  Section 9.02(b)(vii) of the PSA is hereby deleted and replaced in its entirety with the following:

at Closing, an amount equal to $2,768,893.58, and for the purpose of the Final Settlement Statement, an amount equal to all Suspense Funds through the March 2016 production month (taking into account any amount by which the Purchase Price is adjusted at Closing and any amount that is delivered by Seller to Buyer after the Closing).

2.Accounting Services; Suspense Funds.

(a)Notwithstanding anything to the contrary in the PSA, from and after the date of this Agreement, Seller shall provide, in a manner generally consistent with Seller’s current practices, the following accounting services (the “Services”) relating to the Assets for the time period through the end of the March 2016 production month (the “Transition Period”):

(i)  performing all revenue accounting functions relating to the Assets, including the disbursement of revenue proceeds to all working interest, Third Party, royalty and overriding royalty owners as well as all rental, severance or production taxes and right of way payments and any and all leasehold, minimum or advance royalty payments due in the normal course of business;

(ii)  performing all expenditure accounting functions relating to the Assets, including the payment of all invoices and accounts payable received by Seller prior to April 11, 2016 and subsequent billing of same to all working interest owners (provided that Seller shall not be obligated to make or advance any such payments on behalf of Buyer to the extent not covered by the revenue proceeds received by Seller relating to the Assets, except to the extent that at least three (3) Business Days before such payment is due Buyer has advanced adequate immediately available funds to Seller for such purpose); and

(iii)  complying with all state and federal regulatory production reporting and filing requirements.

(b)Notwithstanding anything contained in Section 9.02(b)(vii) and Section 10.05 of the PSA to the contrary, the unadjusted Purchase Price shall be decreased at Closing by an amount of $2,768,893.58 (the “Suspense Adjustment Amount”) and such amount shall be accounted for in the Final Settlement Statement for purposes of any Purchase Price adjustment pursuant to Section 9.02(b)(vii).  The Parties further agree that at Closing, Seller shall retain the balance of all Suspense Funds (less the Suspense Adjustment Amount) (the “Holdback Suspense Funds”).  Seller shall not distribute any Holdback Suspense Funds without Buyer’s prior written consent (including via email), which consent shall not be unreasonably withheld, delayed or denied.

(c)Within 10 days after the Transition Period, Seller shall (i) transfer the balance of any remaining Holdback Suspense Funds (less the aggregate amount of any unpaid Services Fees) to Buyer by wire transfer to an account designated by Buyer to Seller in writing prior to such date, (ii) provide to Buyer reasonable documentation evidencing Seller’s receipt of any monies and payment of invoices during the Transition Period.

(d)In consideration of the accounting services provided by Seller pursuant to this Section 2, Buyer shall pay to Seller a sum equal to $30,000.00 (the “Services Fee”).

(e)It is agreed that the Services provided by Seller under this Section 2 are purely ministerial in nature.  In performing the services, Seller shall have no liability to Buyer for, and BUYER HEREBY ASSUMES ALL LIABILITY FOR AND RELEASES, AND SHALL INDEMNIFY, PROTECT, DEFEND, AND HOLD HARMLESS, SELLER INDEMNITEES from and against, each and every Liability caused by, arising from, attributable to or alleged to be caused by, arising from or attributable to the Services, including, but not limited to, Seller’s failure to pay or collect sums due, erroneous or improper payment, late payment, preparation of erroneous payment statement, or any other such cause, claimed by (1) any Seller Indemnitee; (2) any Buyer Indemnitee; or (3) any other Person, HOWSOEVER ARISING AND WHETHER OR NOT SUCH CLAIMS ARISE OUT OF THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OR BREACH OF LEGAL DUTY OF ANY SELLER INDEMNITEE, except for any such Claim that may result from (and only to the extent it results from) Seller’s or a Seller Indemnitee’s gross negligence or willful misconduct. The foregoing release and indemnity shall expressly survive any termination or expiration of this Agreement.

(f)Procedure.  The indemnification procedures applicable to this Agreement shall be the same indemnification procedures set forth in Section 12.11 of the PSA and apply mutatis mutandis.

(g)Express Negligence.  Section 12.06 of the PSA is hereby incorporated herein and shall apply mutatis mutandis.

(h)No Seller Indemnitee shall be liable to Buyer for any of the Services or any actions taken by Buyer in respect of or in reliance on the Services, except to the extent arising out of, caused by or relating to the willful misconduct or gross negligence of such Seller Indemnitee in performing Seller’s obligations under this Agreement.

(i)Seller’s liability under the provisions of this Agreement for all Liabilities incurred by or asserted against any Seller Indemnitee, in connection with or arising from (i) the Services provided under this Agreement or (ii) any actions taken by any Seller Indemnitee in connection with such Services, shall be limited to an amount equal to the total fees paid by Buyer to Seller with respect to such Services under this Agreement.

3.Purchase Agreement.  This Agreement is delivered pursuant to, and is hereby made subject to, the terms, covenants and conditions of the Purchase Agreement.  In the event that any provision of this Agreement is construed to conflict with any provision of the Purchase Agreement, the provisions of the Purchase Agreement shall be deemed controlling to the extent of such conflict.

4.Entire Agreement; Amendment.  This Agreement, the Purchase Agreement, the Escrow Agreement, the Confidentiality Agreement, the documents to be executed pursuant hereto and the Annexes, Exhibits and Schedules attached hereto and thereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. The Parties acknowledge and agree that this Agreement constitutes an amendment contemplated by Section 15.11 of the Purchase Agreement.  The Parties hereby ratify and confirm the Purchase Agreement as amended hereby.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement as being supplemented, amended, altered, modified, waived or terminated.

5.Governing Law; Jurisdiction; Venue; Jury Waiver.  THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT, AS TO MATTERS RELATING TO TITLE TO THE ASSETS AND REAL PROPERTY MATTERS, THE LAWS OF THE STATE OF WEST VIRGINIA OR PENNSYLVANIA, AS APPLICABLE SHALL APPLY AS TO THE PROPERTY LOCATED IN (OR OTHERWISE SUBJECT TO THE LAWS OF) THE APPLICABLE STATE. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL OR STATE COURTS SITUATED IN HOUSTON, HARRIS COUNTY, TEXAS FOR ANY ACTION ARISING OUT OF THIS ASSIGNMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS ASSIGNMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT.

6.Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

7.Counterparts; Facsimiles; Electronic Transmission.  This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument. Any signature hereto delivered by a Party by facsimile or electronic transmission shall be deemed an original signature hereto.

8.Mutuality.  The parties hereto acknowledge and declare that this Agreement is the result of extensive negotiations among them.  Accordingly, if there is any ambiguity in this Agreement, there shall be no presumption that this instrument was prepared solely by any party hereto.

[Signature page follows.]

IN WITNESS WHEREOF, Buyer has executed and delivered this Agreement as of the date first written above.

BUYER:

TH EXPLORATION II, LLC,

a Texas limited liability company

By: /s/ M. Evan Radler

Name: M. Evan Radler

Title: Chief Operating Officer

Signature Page to

Closing Agreement

IN WITNESS WHEREOF, Seller has executed and delivered this Agreement as of the date first written above.

SELLER:

GASTAR EXPLORATION INC.,

a Delaware corporation

By: /s/ Henry J. Hansen

Name: Henry J. Hansen

Title:  Vice President, Land

Signature Page to

Closing Agreement

EXHIBIT A – PART 4

[See attached.]

Exhibit A – Part 4 to

Closing Agreement

SCHEDULE 6.01(D)

[See attached.]

Schedule 6.01(D) to

Closing Agreement